                                                                     EXHIBIT 5.1

                                MAPLES AND CALDER
                               CAYMAN EUROPE ASIA

Linktone Ltd.                                                              DRAFT
6th Floor, Harbour Ring Plaza                               SUBJECT TO AMENDMENT
18 Xizang Zhong Road
Shanghai
China
200001

                                                                [        ], 2004

Dear Sirs,

LINKTONE LTD.

We have acted as Cayman Islands legal advisers to Linktone Ltd. (the "COMPANY") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on [ ], 2004, relating to the offering by the Company and the sale by the selling shareholders (the "SELLING SHAREHOLDERS") of a total of
[ ] American Depositary Shares, each of which represents [ ] ordinary shares, par value US$0.0001 per share, of the Company (the "ORDINARY SHARES"). We are furnishing this opinion as Exhibit 5.2 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation dated 10th November, 1999, the Certificate of Incorporation on Change of Name dated 12th July, 2000, the Certificate of Incorporation on Change of Name dated 15th March, 2001 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on [ ], 2004 (the "MEMORANDUM AND ARTICLES OF ASSOCIATION");

MAPLES AND CALDER                                                              2
CAYMAN EUROPE ASIA

1.2      the minutes of a meeting of the board of Directors dated [      ], 2004
         and written resolutions of the Directors of the Company dated [      ],
         2004;

1.3      the minutes of the meetings of the shareholders of the Company held on
         [       ], 2004 and [        ], 2004 and the corporate records of the
         Company maintained at its registered office in the Cayman Islands;

1.4      the Registration Statement; and

1.5      a certificate from a Director of the Company dated [       ], 2004, a
         copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE").

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon instructions we have received in relation to the subject matter of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to factual matters without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)     The genuineness of all signatures and seals.

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

3 OPINION

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company has been duly incorporated and is validly existing under the laws of the Cayman Islands.

MAPLES AND CALDER                                                              3
CAYMAN EUROPE ASIA

3.2 The authorised share capital of the Company, conditional upon, and with effect immediately upon the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, the automatic conversion of all the Preferred Shares in issue into Ordinary Shares in the capital of the Company and the [concurrent] 100-for-one share split of the Ordinary Shares, will be US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each.

3.3 The issue and allotment of the Ordinary Shares by the Company has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4. Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

4 QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Taxation" in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

MAPLES AND CALDER ASIA